Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-3
(Form Type)
 Issuer:
MercadoLibre, Inc.

Guarantors:
MercadoLibre S.R.L.
eBazar.com.br Ltda.
Mercado Pago Instituição de Pagamento Ltda
DeRemate.com de Mexico S. de R.L. de C.V.
MPFS, S. de R.L. de C.V., MP Agregador, S. de R.L. de C.V.
MercadoLibre Chile Ltda.
MercadoLibre Colombia Ltda.

(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	4.900% Notes due 2033	Rule 457(r)(1)	$750,000,000	98.370%	$737,775,000	0.0001381	$101,886.73
	Total Offering Amounts					$737,775,000		$101,886.73
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$101,886.73

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate amount of those offerings is $737,775,000.